Exhibit 99.1

Local Corporation Reports Third Quarter 2014 Financial Results

•	Repays $4.5 million of debt

•	Focuses organization on key initiatives and reduces costs by approximately $2.6 million annually

•	Implements mobile search solution nQuery with top five global carrier

•	Advances traffic quality tools and Local audience monetization

IRVINE, Calif., Nov. 12, 2014 — Local Corporation (NASDAQ: LOCM), a leading local search and advertising technology company, reported its financial results for the third quarter 2014.

“During the third quarter, we achieved a 31 percent increase in our Owned & Operated (O&O) revenue, which partially offset lower Network revenue due to a proactive reduction in traffic with the goal of protecting our advertisers from fraudulent traffic. Traffic quality continues to be a top priority for us to ensure that we’re providing the best outcome for our advertisers,” said Local Corporation chairman and CEO, Fred Thiel. “Over the past several months, we have been focused on actively managing and optimizing our traffic sources and recently released our own advanced traffic quality solution, nTegrity™. While getting the solution in market took longer than anticipated, nTegrity ensures that we are delivering a higher quality audience to our advertisers, which we believe will increase their conversion rates and result in increased traffic.”

“In 2014, we have been transforming the company to focus on our core initiatives of building and monetizing our Local audience with proprietary traffic quality tools and growing our mobile search market share in North and South America. Our over 200 million unique visitors annually across our O&O properties, including our flagship site Local.com, provide us with a significant pool of premium, first-party data with contextual search intent, which is a key differentiator in attracting advertisers as we move to further monetize our audience through programmatic advertising and predictive retargeting across devices.”

“Furthermore, with regard to mobile, our hosted search solution nQuery™ already powers millions of consumer searches per month, and we continue to expand our partner base. In fact, we are implementing our nQuery solution with a top five global carrier, which is expected to grow our mobile search query volume significantly. This high-intent mobile audience extends our reach, which we believe will broaden our value proposition to our advertisers in an increasingly mobile-first world.”

“We believe our core initiatives will diversify our revenue streams, increase our reach and continue to provide competitive differentiation. Our focus on innovation within these initiatives has prompted us to proactively realign our organization and reduce overhead, which we believe will enable us to fuel revenue growth, expand margins and increase our profitability in the near term while providing a plan for our long term growth and generating meaningful shareholder value,” added Thiel.

Third Quarter 2014 Financial Highlights

•	Total revenue of $18.1 million with 31 percent O&O revenue growth year-over-year

•	Net loss of $1.3 million

•	Adjusted EBITDA* of $407,000, positive for the seventh consecutive quarter

•	Cash from operating activities of $3.0 million and free cash flow** of $2.2 million

•	$4.5 million of debt repayment

•	$201 revenue per thousand visitors (RKVs), compared to $180 RKV in the third quarter of 2013

•	Cash balance of $4.3 million at Sept. 30, 2014

*	Adjusted EBITDA is defined as net income (loss) excluding: provision for income taxes; interest and other income (expense), net; depreciation; amortization; stock-based compensation charges; gain or loss on derivatives’ revaluation; net income (loss) from discontinued operations; settlement accrual; and severance charges.
**	Free cash flow is defined as net cash provided by operating activities less capital expenditures.

See detailed reconciliation of GAAP to non-GAAP measures in the financial tables attached to this release.

“Continued improvements in our O&O business in the third quarter were offset by the shortfall in Network revenue in the quarter,” said Local Corporation CFO Ken Cragun. “Our insistence on delivering only quality traffic to our advertisers has resulted in a decline in Network revenue while we enhanced our traffic quality tools to address the pervasive increases in fraudulent traffic activity experienced industry-wide. As a result, we are lowering our 2014 revenue and Adjusted EBITDA guidance. In the fourth quarter, we implemented new traffic tools and technology that we expect to improve our Network revenue growth. In addition, earlier today we right-sized the organization, which we expect will yield approximately $2.6 million in annual cost savings and improve Adjusted EBITDA profitability.”

Third Quarter Business Highlights

•	Intellectual Property Update: In September, the lawsuit against Fry’s Electronics, Inc. regarding the infringement of Local’s U.S. Patent No. 7,062,453, which covers “methods and systems for dynamic networked commerce architecture” was settled to the mutual satisfaction of the parties, and Fry’s Electronics, Inc. agreed to license the patent. Local Corporation is continuing its efforts to enforce its intellectual property rights.

•	Network Traffic Quality Improvements: During the third quarter, the company developed a traffic quality solution, nTegrity, which it believes will better protect advertisers from fraudulent traffic types such as programmable headless browsers, BotNets and JavaScript manipulation. Launched in the fourth quarter, nTegrity will be used to detect, analyze and decide whether or not to show ads from the company’s ad partners on a real time, impression-by-impression basis, using an array of proprietary and third-party tools. The company expects nTegrity to increase conversion rates for advertisers and expects advertisers’ spend with Local Corporation to increase in turn.

Recent Developments & Business Outlook

•	Mobile Search Advances: The company is implementing its nQuery solution with a top five global carrier. nQuery is already deployed with a major U.S. mobile carrier, 18 international and prepaid MVNOs and 10,000 U.S. hotels. Providing a custom, hosted search solution, nQuery now powers millions of search queries globally. The company expects to further grow nQuery via partnerships with entities that specialize in monetizing subscriber traffic for mobile operators and Wi-Fi networks.

•	Successful Programmatic Launch: The company entered the programmatic media marketplace to leverage its robust local audience data and connect advertisers with real people in real time, on the right platform. The company’s valuable, high-intent, first-party consumer data, includes behavioral, geo and device attributes from its 20 million monthly unique visitors across its O&O properties. The company anticipates this will enable additional scale over time, as any number of publishers can access multiple advertisers and multiple, targeted ads based on specific interests.

•	Local Content and Search Engine Marketing Expansion: This quarter, the company continues to ingest new category data from additional sources, while adding content partnerships for its O&O properties. The company is also initiating additional keyword campaigns, vertical categories and rich content enhancements. Together, management believes these will increase traffic.

Third Quarter 2014 Traffic Overview

Monthly unique visitors were 66 million in the third quarter, compared to 73 million in the second quarter of 2014. Ongoing enhancements across the O&O properties delivered RKV of $201, compared to $204 in the second quarter of 2014 and $180 in the third quarter of 2013.

Fiscal 2014 Financial Guidance

The Company now expects 2014 revenue to be in the range of $87 million to $90 million with the fourth quarter 2014 revenue range of $20 million to $23 million, increasing over the third quarter primarily driven by Network revenue growth.

Adjusted EBITDA** for 2014 is now expected to be in the range of $2 million to $2.4 million, or between $0.09 per diluted share and $0.10 per diluted share, assuming diluted weighted average shares of 23.5 million and taking into account the dilutive effect of stock options and warrants.

Projected 2014 Adjusted EBITDA Factors:

•	Interest Expense of $2.1 million

•	Income Tax Provision of $100,000

•	Depreciation Expense of $4.0 million

•	Amortization Expense of $700,000

•	Stock Compensation Expense of $800,000

•	Severance Charges of $1.8 million

•	Warrant and conversion option revaluation expense items are undeterminable, but may be significant non-cash gains or losses**

**	The valuation of the warrant liability and the conversion option liability is based in large part on the underlying price and volatility of the company’s common stock during the period. Since the company cannot predict this, the company cannot project the non-cash gain or loss in connection with these warrants and the conversion option, and therefore, cannot reasonably project its GAAP net income (loss). Therefore, the company cannot provide GAAP guidance, but does report GAAP results.

Conference Call Information

Chairman and CEO Fred Thiel and CFO Ken Cragun will host a conference call today at 5 p.m. ET to discuss the results and outlook. To participate in the call, please dial-in 10 minutes in advance to 1-877-883-4693 or 1-315-625-6982, passcode # 22899979. To listen to the webcast and download the associated presentation, please visit the Investor Relations section of the Local Corporation website at: http://ir.local.com.

The replay can be accessed for approximately 24 hours starting at 7:30 p.m. ET the day of the call by dialing 1-800-585-8367 or 1-404-537-3406, passcode #22899979. A replay of the webcast will be available for approximately 90 days on the company’s website, starting approximately one hour after the completion of the call.

About Local Corporation

Local Corporation (NASDAQ:LOCM) is a leading local search and advertising technology company that aggregates and curates the most relevant and rich personalized content and presents it to millions of consumers wherever and however they search for information, while providing significant reach and value to the company’s advertisers and partners. For more information, visit: http://www.localcorporation.com or visit the company’s flagship site: http://www.local.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as ‘anticipate,’ ‘believe,’ ‘estimate,’ ‘plans,’ ‘expect,’ ‘intend,’ ‘project,’ ‘forecast,’ ‘potential,’ ‘feel’ and similar expressions and phrases are intended to identify such forward-looking statements. Any forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, our advertising partners paying less revenue per click and revenues to us for our search results, our ability to purchase advertising from third parties to drive users to our sites and consumers to the sites of our advertisers, including at a profit, our ability to retain a monetization partner for the Local.com domain and other web properties under our management that allows us to operate profitably, our ability to develop, market and operate our local-search technologies and our Krillion local shopping technologies, our ability to maintain and grow the number of Network partner sites and the aggregate levels of user traffic from such Network partner sites while also maintaining the quality level of such traffic, our ability to market the Local.com domain as a destination for consumers seeking local-search results, our ability to adapt to policy and technological changes promulgated by our advertising partners and traffic acquisition partners, our ability to grow our business by enhancing our local-search services, including through businesses we acquire, the integration and future performance of our Krillion business, the possibility that the information and estimates used to predict anticipated revenues and expenses associated with the businesses we acquire are not accurate, difficulties executing integration strategies or achieving planned synergies, the possibility that integration costs and go-forward costs associated with the businesses we acquire will be higher than anticipated, the possibility of impairment of assets associated with the businesses we have acquired, our ability to successfully expand our sales channels for new and existing products and services, our ability to increase the number of businesses that purchase our advertising products, our ability to expand our advertiser and distribution networks, our ability to integrate and effectively utilize our acquisitions’ technologies, our ability to develop our products and sales, marketing, finance and administrative functions and successfully integrate our expanded infrastructure, as well as our dependence on major advertisers, our ability to successfully assert our intellectual property rights, competitive factors and pricing pressures, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company.

Our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of “Adjusted EBITDA” and “free cash flow.” Adjusted EBITDA is defined as net income (loss) excluding: provision for income taxes; interest and other income (expense), net; depreciation; amortization; stock based compensation charges; gain or loss on derivatives’ revaluation; net income (loss) from discontinued operations; settlement accrual; and severance charges. Adjusted EBITDA is reconciled to net income (loss) which we believe is the most comparable GAAP measure. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow is reconciled to net cash provided by operating activities which we believe is the most comparable GAAP measure. Adjusted EBITDA and free cash flow, as defined above, are not measurements under GAAP. A reconciliation of net income (loss) to Adjusted EBITDA and free cash flow to net cash provided by operating activities is set forth at the end of this press release.

Management believes that Adjusted EBITDA provides useful information to investors about the company’s performance because it eliminates the effects of period-to-period changes in income from interest on the company’s cash, expense from the company’s financing transactions and the costs associated with income tax expense, capital investments, stock-based compensation expense, net income (loss) from discontinued operations, derivatives’ revaluation charges; settlement accrual; and severance charges which are not directly attributable to the underlying performance of the company’s business operations. Management uses Adjusted EBITDA in evaluating the overall performance of the company’s business operations.

Management also believes free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results.

A limitation of non-GAAP Adjusted EBITDA is that it excludes items that often have a material effect on the company’s net income (loss) and earnings per common share calculated in accordance with GAAP. Therefore, management compensates for this limitation by using Adjusted EBITDA in conjunction with net income (loss) and net income (loss) per share measures. The company believes that Adjusted EBITDA provides investors with an additional tool for evaluating the company’s core performance, which management uses in its own evaluation of overall performance, and as a base-line for assessing the future earnings potential of the company.

A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating the company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. The company believes that free cash flow provides investors with an additional tool in evaluating the company’s liquidity.

While the GAAP results are more complete, the company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP, it may provide greater insight into the company’s financial results. The non-GAAP measures should be viewed as a supplement to, and not as a substitute for, or superior to the GAAP measures.

# # #

Investor Relations Contact:	Media Relations Contact:
LHA	Local Corporation
Kirsten Chapman, 415-433-3777	Cameron Triebwasser, 949-789-5223
local@lhai.com	ctriebwasser@local.com

LOCAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

(Unaudited)

	September 30, 2014	Dec 31, 2013
ASSETS
Current assets:
Cash	$4,311	$5,069
Accounts receivable, net of allowances of $312 and $533, respectively	8,079	17,298
Escrow receivable	—	390
Prepaid expenses and other current assets	445	957

Total current assets	12,835	23,714

Property and equipment, net	6,048	6,073
Goodwill	19,281	19,281
Intangible assets, net	1,870	2,439
Long-term receivable, net of allowances of $3,431 and $3,431, respectively	—	—
Deposits	72	72

Total assets	$40,106	$51,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,290	$12,786
Accrued compensation	973	1,462
Deferred rent	171	323
Warrant liability	622	537
Other accrued liabilities	1,835	2,403
Revolving line of credit	4,320	7,342
Current portion of term loan	—	1,500
Senior secure convertible notes, net of debt discount of $702	4,876	—
Deferred revenue	164	202

Total current liabilities	24,251	26,555

Long-term portion of term loan	—	375
Senior secure convertible notes, net of debt discount of $1,533	—	4,017
Deferred income taxes	444	347

Total liabilities	24,695	31,294

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock, $0.00001 par value; 10,000 shares authorized; none issued and outstanding for all periods presented	—	—
Common stock, $0.00001 par value; 65,000 shares authorized; 23,230 and 23,038 issued and outstanding, respectively	—	—
Additional paid-in capital	124,841	124,249
Accumulated deficit	(109,430)	(103,964)

Stockholders’ equity	15,411	20,285

Total liabilities and stockholders’ equity	$40,106	$51,579

LOCAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$18,141	$23,472	$66,835	$67,591

Costs and expenses:
Cost of revenues	14,628	16,208	51,545	48,253
Sales and marketing	1,622	2,230	6,138	7,419
General and administrative	2,074	3,894	8,630	9,685
Research and development	1,452	1,664	4,263	4,900
Amortization of intangibles	119	225	569	687
Income from settlement and patent licensing	(700)	—	(700)	—

Total operating expenses	19,195	24,221	70,445	70,944

Operating income (loss)	(1,054)	(749)	(3,610)	(3,353)

Interest and other income (expense), net	(539)	(537)	(1,646)	(1,799)
Change in fair value of conversion option and warrant liability	285	(413)	(113)	229

Income (loss) from continuing operations before income taxes	(1,308)	(1,699)	(5,369)	(4,923)

Provision for (benefit from) income taxes	—	(109)	97	121

Net income (loss) from continuing operations	(1,308)	(1,590)	(5,466)	(5,044)
Income (loss) from discontinued operations (net of taxes)	—	(154)	—	(3,639)

Net income (loss)	$(1,308)	$(1,744)	$(5,466)	$(8,683)

Per share data:

Basic and diluted net income (loss) per share from continuing operations	$(0.06)	$(0.07)	$(0.24)	$(0.22)

Basic and diluted net income (loss) per share from discontinued operations	$(0.00)	$(0.01)	$(0.00)	$(0.16)

Basic and diluted net income (loss) per share	$(0.06)	$(0.08)	$(0.24)	$(0.38)

Basic and diluted weighted average shares outstanding	23,230	22,962	23,228	22,802

LOCAL CORPORATION

Supplemental Consolidated Statements of Operations Information

Revenue Breakdown

(in thousands)

(Unaudited)

	Q3 2014	Q2 2014	Q3 2013
Owned & Operated	$11,673	$12,602	$8,932
Network	6,468	9,912	14,540

Revenue	$18,141	$22,514	$23,472

LOCAL CORPORATION

Supplemental Consolidated Statements of Operations Information

Stock-based Compensation Expense *

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Cost of revenues	$10	$26	$33	$85
Sales and marketing	22	83	75	333
General and administrative	169	192	475	787
Research and development	17	51	51	207

Total stock-based compensation expense*	$218	$352	$634	$1,412

Basic and diluted net stock-based compensation expense per share	$0.01	$0.02	$0.03	$0.06

*-	Excludes impact of discontinued operations.

LOCAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(5,466)	$(8,683)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	3,497	3,732
Provision for doubtful accounts	650	809
Stock-based compensation expense	634	1,431
Non-cash interest expense	831	409
Loss on exchange of warrants	—	723
Change in fair value of conversion option and warrant liability	113	(229)
Impairment of goodwill and intangible assets	—	3,051
Deferred income taxes	97	—
Changes in operating assets and liabilities:
Accounts receivable	8,569	(4,866)
Long term receivable	—	(137)
Note receivable	—	152
Prepaid expenses and other	512	(411)
Accounts payable and accrued liabilities	(2,705)	4,386
Deferred revenue	(38)	(41)

Net cash provided by operating activities	6,694	326

Cash flows from investing activities:
Capital expenditures	(2,903)	(2,379)
Restricted cash	—	42
Proceeds from escrow payout	390	—

Net cash used in investing activities	(2,513)	(2,337)

Cash flows from financing activities:
Proceeds from exercise of options	9	22
Proceeds from issuance of senior secured convertible notes and warrants	—	5,000
Payment of financing related costs	(51)	(527)
Proceeds (payment) of revolving credit facility	(3,022)	(583)
Payment of term loan	(1,875)	(750)

Net cash provided by (used in) financing activities	(4,939)	3,162

Net increase (decrease) in cash	(758)	1,151
Cash, beginning of period	5,069	3,696

Cash, end of period	$4,311	$4,847

Supplemental Cash Flow Information:
Interest paid	$595	$426

Income taxes paid	$—	$7

Non-cash investing activities

Derivative liabilities recorded in connection with the issuance of senior convertible notes and warrants	$—	$2,182

LOCAL CORPORATION

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,
	2014	2013	2014
Net loss	$(1,308)	$(1,744)	$(1,330)

Less interest and other income (expense), net	539	537	564
Plus provision (benefit) for income taxes	—	(109)	(177)
Plus amortization of intangibles	119	225	225
Plus depreciation and amortization	1,124	937	924
Plus stock-based compensation	218	352	163
Less revaluation of derivatives	(285)	413	64
Plus net loss from discontinued operations	—	154	—
Plus severance charges	—	5	572
Plus settlement accrual	—	550	—

Adjusted EBITDA	$407	$1,320	$1,005

Diluted Adjusted EBITDA per share	$0.02	$0.06	$0.04

Diluted weighted average shares outstanding	23,304	23,191	23,306

LOCAL CORPORATION

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

(Unaudited)

Three months ended September 30, 2014
Net cash provided by operating activities	$3,012
Less capital expenditures	(830)

Free cash flow	$2,182

Net cash used in investing activities*	$(830)

Net cash used in financing activities	$(4,547)

*	Includes capital expenditures

LOCAL CORPORATION

OPERATING HIGHLIGHTS

	Q3 2014	Q2 2014	Q3 2013
Monthly Unique Visitors (MUVs, millions)
Overall Traffic	66	73	80
Organic Traffic	12	16	35
Mobile Traffic	17	21	32

Revenue per thousand Visitors (RKV)	$201	$204	$180